UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2017

HOMEFED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10153	33-0304982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1903 Wright Place, Suite 220 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

760-918-8200
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 23, 2017, Ian M. Cumming notified HomeFed Corporation (the “Company”) that he resigned as a director of the Company, which resignation was effective immediately. Mr. Cumming resigned for personal reasons and not as a result of a disagreement with the Company.

(d) On March 28, 2017, the Board of Directors (the “Board”) of the Company appointed Jimmy Hallac as a director of the Company, effective immediately. The appointment of Mr. Hallac fills the vacancy created by the resignation of Mr. Cumming.

Mr. Hallac, 47, is a Managing Director of Leucadia National Corporation (“Leucadia”) where he has been employed since 2002.  Mr. Hallac is also on the boards of certain of Leucadia’s portfolio entities, including,  FXCM Group LLC, as Chairman, Linkem S.p.A.and Golden Queen Mining Company LLC.

Mr. Hallac is entitled to director compensation consistent with the compensation provided to other members of the Board. Mr. Hallac has elected to direct his director fees to Leucadia. Leucadia is the beneficial owner of approximately 70% of the Company’s outstanding common stock, and, pursuant to a stockholders agreement with the Company, has agreed to limit its vote to no more than 45% of the total outstanding voting securities voting on any matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 29, 2017

HOMEFED CORPORATION

/s/ Erin N. Ruhe
Name:	Erin N. Ruhe
Title:	Vice President